AMENDMENT NO. 1
                              TO
                     INVESTMENT ADVISORY AGREEMENT
                            BETWEEN
                     KALMAR POOLED INVESTMENT TRUST
                              AND
                      KALMAR INVESTMENT ADVISERS
             This Amendment No. 1 to the Investment Advisory Agreement dated January 31, 1997 (the "Agreement") between Kalmar Pooled Investment Trust (the "Trust"), on behalf of the Kalmar "Growth with Value" Small Cap Fund (the "Fund"), and Kalmar Investment Advisers (the "Investment Adviser") is made and entered into as of the 7th day of November 2006.

             WHEREAS, the Trust, on behalf of the Fund, and the Investment Adviser have entered into the Agreement for the provision of investment advisory services to the Fund; and

             WHEREAS, the Trust and the Investment Adviser desire to amend the Agreement to provide for a new advisory fee payable by the Trust to the Adviser;

             NOW, THEREFORE, pursuant to Section 4 of the Agreement, and intending to be legally bound hereby, the parties hereto hereby amend the Agreement as follows:

Section 4 of the Agreement, is hereby deleted in its entirety and replaced with the following:

             As compensation for the services to be rendered to the Fund by the Investment Adviser under the provisions of this Agreement, the Trust on behalf of the Fund shall pay to the Investment Adviser from the Fund's assets an annual fee equal to: 1.00% on the first $750 million of the Fund's average daily net assets; 0.975% on the next $250 million of the Fund's average daily net assets; and 0.95% on the Fund's average daily net assets in excess of $ 1 billion, payable on a monthly basis, subject to reduction to the extent necessary to comply with the most stringent limits prescribed by any state in which the Fund's shares are offered for sale.

             If this Agreement is terminated prior to the end of any calendar month, the management fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which the Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 10 days after the date of termination.

             IN WITNESS WHEREOF, the undersigned parties have executed this Amendment No. 1 to the Agreement as of the day and year first above written.

KALMAR POOLED INVESTMENT TRUST,
on behalf of the Kalmar "Growth with Value" Small Cap Fund
By:	/s/ Ford B. Draper, Jr.
Name: Ford B. Draper, Jr.
Title:	President

KALMAR INVESTMENT ADVISERS
By:	/s/ Ford B. Draper, III
Name:	 Ford B. Draper, III
Title:	Managing Director